Exhibit 3.1.2

Registrar of Companies

Ground Floor, Citrus Grove Building

Goring Avenue

George Town

Grand Cayman

15 July 2009

Ambarella, Inc. (the “Company”)

TAKE NOTICE that by written resolutions of the shareholders of the Company passed on 9 July 2009, the following ordinary resolution was passed:-

THAT the authorized share capital of the Company be increased from US$15,858.1659 divided 100,000,000 Ordinary Shares of a par value of US$0.0001 each, 25,250,000 Series A Preference Shares of a par value of US$0.0001 each, 16,331,659 Series B Preference Shares of a par value of US$0.0001 each and 17,000,000 Series C Preference Shares of a par value of US$0.0001 each to US$25,858.1659 divided into 200,000,000 Ordinary Shares of a par value of US$0.0001 each, 25,250,000 Series A Preference Shares of a par value of US$0.0001 each, 16,331,659 Series B Preference Shares of a par value of US$0.0001 each and 17,000,000 Series C Preference Shares of a par value of US$0.0001 each, by the creation of an additional 100,000,000 Ordinary Shares of a par value of US$0.0001 each.

/s/ Michelle Murray
Michelle Murray, for and on behalf of Maples Corporate Services Limited